Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the amendment No.1 to the Registration Statement on Form F-3 of Lion Group Holding Ltd. of our report dated April 30, 2025, relating to the consolidated balance sheet of the Company as of December 31, 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, included in Lion Group Holding Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2024.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GGF CPA LTD

GGF CPA LTD
Guangzhou, the People’s Republic of China

November 12, 2025